Exhibit 10.12

Execution Version: Private and Confidential

Dated: 22 of December 2023

(1)	AEG JD 03 Limited

(2)	Mr. Vincent Browne

Employment Contract (Agreement)

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Contents

1.	Operative Provisions:	3

2.	Appointment, Term and Notice	4

3.	Duties	4

4.	Place of Work	5

5.	Hours of Work	5

6.	Salary	6

7.	Bonus	6

8.	Pension and Other Benefits	6

9.	Stock based Compensation	8

10.	Motor Car	8

11.	Expenses	8

12.	Laptop and Mobile Telephones	9

13.	HOLIDAYS	9

14.	Absence from Work	10

15.	Obligations during Employment	11

16.	Termination of Employment	13

17.	Restrictions on the Executive after Termination of Employment	14

18.	Company Property	19

19.	Intellectual Property	20

20.	Disciplinary and Grievance Procedures and Suspension	20

21.	Deductions	21

22.	Data Protection	21

23.	Notices	21

24.	Previous Agreements	21

25.	Guarantee	22

26.	Warranty	22

27.	Collective agreements	22

28.	Law and jurisdiction	22

29.	Amendment	23

30.	Execution and Delivery	23

THIS AGREEMENT is made on 22 December 2023.

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BETWEEN

(1)	ALTERNUS CLEAN ENERGY INC. of 360 Kingsley Park Drive, Suite 250, Fort Mill, South Carolina (hereinafter called the ‘‘Parent’’)

(2)	AEG JD 03 Limited of Suites 9/10, Plaza 212, Blanchardstown Corporate Park 2, Dublin 15, d15 R504 (hereinafter called the ‘‘Company’’) and

(3)	Mr. Vincent Browne (hereinafter called the ‘‘Executive’’)

Together, ‘the Parties’

and includes the terms of Employment required by the Terms of Employment (Information) Act 1994 -2001.

1.      Operative Provisions:

Definitions and Interpretation

1.1.	In this Agreement the following words and expressions have the following meanings:

Board	The Board of Directors of the Parent from time to time;
Confidential Information	shall include, but not be limited to, the following (whether recorded in writing, on computer disk or in any other manner) trade secrets; secret manufacturing processes; customer data, including but not limited to, any such information disclosing the names and addresses of customers and suppliers of the Company , the person at such contact or supplier to contact, the requirements of such customer or supplier, discounts offered by the Company ; investment and pricing policies; product performance data; marketing information; technical designs or specifications of the Company’s products; business plans or dealings relating to the current or future activities of the Company including the timing of all or any such matters; know-how; computer passwords; product lines; research activities and results; internal management accounts, any document marked “confidential” or any information which the Executive has been told is confidential or which the Executive might reasonably expect the Company would regard as confidential or which by its very nature is confidential to the Company, or any information which has been given to the Company in confidence by customers, suppliers or other persons, and whether or not recorded in documentary form, computer disk or tape, which the Executive shall acquire at any time during the Executive’s employment but which does not form part of the Executive’s own stock in trade provided that it shall not include any information or knowledge which may subsequently come into the public domain after the Termination Date other than by way of unauthorised disclosure by the Executive;

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Group	the Parent and each and any of the subsidiaries from time to time;
Termination Date	the date on which the Executive’s employment under this Agreement terminates and references to “from the Termination Date” mean from and including the date of termination.

1.1.	Unless the context otherwise requires words denoting the singular shall include the plural and vice versa and reference to any gender shall include all other genders.

1.2.	References to the word “include” or “including” are to be construed without limitation.

1.3.	References in this Agreement to statutory provisions include all modifications and re- enactments of them and all subordinate legislation under them.

1.4.	Headings in this Agreement are inserted for convenience only and shall not affect its construction.

2.      Appointment, Term and Notice

2.1.	The Company will employ the Executive and the Executive will serve the Company as its Chief Executive Officer.

2.2.	The Executive’s appointment shall be deemed to have commenced on 22 December 2023 (or other such date as agreed between the parties) (“Commencement Date”). For the avoidance of doubt, a probation period shall not apply to the Agreement. This contract will be deemed as a continuity of employment from the Executives original employment agreement.

2.3.	The change in contract is deemed to be in accordance with business contractual structure and is not part of a TUPE or redundancy practice. For avoidance of doubt, the employee cannot claim a form of settlement or redundancy due to the transfer of this agreement.

2.4.	If this Agreement is terminated due to a change of control event of the Company, the Executive’s employment shall be transferred to the Parent.

2.5.	The Executive will report directly to the Board of Directors.

3.      Duties

3.1.	The Executive will carry out the duties and functions to support and execute the commercial objectives of the Company.

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3.2.	The Executive will exercise the powers and comply with the instructions assigned or given to the Executive from time to time. Except when prevented by illness, accident or holiday the Executive will devote all of the Executive’s time, attention and skill to the affairs of the Company.

The Executive will at all times keep the Board promptly and fully informed (in writing if so requested) of the conduct of the business or affairs of the Company and provide such explanations and assistance as the Board may require in connection with such business or affairs and the Executive’s employment under this Agreement.

3.3.	The Executive expressly acknowledges that he will draw to the attention of the Company any act by a director, employee or third party that is a breach on their part or may harm the interests of the Company. The Executive will be included in the Group’s ‘Directors and Officers Insurance Policy’.

4.       Place of Work

4.1.	The Company’s head office is at Suite 9/10, Plaza 212, Blanchardstown Corporate Park 2, Dublin 15, D15 R504 but the Executive will be required to perform his duties inside the Republic of Ireland, being his principle place of work, as the Company may require and it is a condition of the Executive’s employment that the Executive complies with any such requirement.

4.2.	In the performance of the Executive’s duties, the Executive will be required to travel both throughout and outside the Republic of Ireland as and when necessary.

5.      Hours of Work

5.1.	The Company’s normal office hours are from 9am to 5:30pm Monday to Friday but the Executive will work such hours as are needed for the proper performance of his duties including hours outside the Company’s normal office hours without additional remuneration in order to meet the requirements of the business.

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6.      Salary

6.1            The Executive’s basic annual salary is €120,000 (One Hundred and Twenty Thousand Euros) per annum which will accrue from day to day and be payable monthly in arrears on or before the last day of each month.

6.2            The Executive’s salary may be subject to review annually on or before the 31st of March each year. A bench-marking process will govern this process.

7.      Bonus

7.1            In addition to the Base Salary, you will be eligible to earn a bonus of up to 100% of Salary based on you achieving certain milestone deliverables and the Company achieving specific operating objective and based on reasonable specific performance targets that shall be defined with the mutual agreement of yourself and the Board of Directors as will be agreed on or before June 30, 2024 and annually thereafter. The initial Bonus period will commence on the Effective Date to the end of 2024 and annually thereafter.

7.2            Any bonus amount earned for each calendar year may be payable on March 31 of the following year. The Parties agree that such bonus can be paid over a longer period (jointly agreed). Any unpaid amount will be carried forward as a payable to the Executive.

7.3            Unless otherwise expressly provided herein, whenever any annual amounts payable hereunder are to be prorated for any period of service less than a full year ending on December 31, such proration shall be determined by multiplying (x) the amount that would be payable for the full year by (y) a fraction, the denominator of which shall be 365 and the numerator of which shall be the number of days during the applicable year for which you were employed by the Company pursuant to this Contract.

8.      Pension and Other Benefits

8.1            The Company will:

8.1.1.            contribute in equal monthly instalments to the Executive’s relevant pension scheme, such as a PRSA an amount equal to 8% (eight percent) of your basic annual salary during each year of his employment under this Agreement.

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8.1.2.            provide the Executive and his immediate family at the Company’s expense with cover under the following VHI plans (Company Plan Plus Level 1 for Vincent Browne and Company Plan Extra Level 2 (one policy) and One Plan Family (two policies)), subject to and upon the rules of the said scheme from time to time in force and to the Executive and the Executive’s family being eligible to participate in or benefit from the scheme. The Executive will transfer his existing direct debit to the Company.

8.1.1.            put in place life cover and income protection cover policies.

8.1.1.1.            The life cover insurance policy will cover four times your basic annual salary.

8.1.1.2.            The income protection cover insurance policy will be cover an event of absence from work for a specific period because of illness or injury for a period of longer than 26 consecutive weeks, Executive will be entitled to 75% of basic annual salary less any relevant social welfare benefit payment.

8.1.2.            meet costs incurred by Executive in maintaining pre-agreed relevant professional qualifications or memberships of professional bodies including accountancy professional body membership.

8.1.3.            meet the cost of pre-agreed executive training and coaching as part of the Executive’s on-going professional development.

8.2            In respect of the benefits provided to the Executive under this Clause, the Company reserves the right to substitute other schemes for them or amend the scale or level of benefits provided that each and every benefit shall not be less favourable than the benefits provided to the Executive under the existing scheme.

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8.3            If any scheme provider refuses for any reason (whether based on its own interpretation of the terms of the scheme or otherwise) to provide any benefits to the Executive, the Company shall not be liable to provide any such benefits itself. In this circumstance, the Company and the Executive will agree an equitable process where an equivalent compensation may be paid in lieu of the Executive.

9.      Stock based Compensation

9.1            In addition to the Base Salary and the Annual Bonus, you shall be eligible for stock and/or other stock-based incentive compensation awards, to be determined by the Company’s Board of Directors in its sole and absolute discretion. The Company is currently working on the most tax efficient option scheme for these, which will be provided in due course.

10.    Motor Car

10.1            The Company will provide a car for Executive’s business and minimal private use up to a value of €100,000 provided that such a car is full electric, which is subject to special benefit-in-kind (“BIK”) payments whereby the first €45,000 in value is exempt from BIK calculations under current legislation. If not provided with the car, the Company will cover the cost of a charging unit for the Executive at his principal private residence. Appropriate BIK amounts will be deducted via payroll (subject to car-pooling relief). Should legislation change the Company will not be responsible to adjust the net BIK and any new BIK will be deducted from payroll. The Company will fund the tax and insurance cost of the motor car. A full Company car policy and terms will be agreed before commencement date.

10.2            If Executive does not wish to avail of the Company car option, a gross annual payment of €12,000 will be paid with annual salary.

11.    Expenses

11.1            The Company will reimburse to the Executive all business expenses reasonably and properly incurred in the performance of the Executive’s duties under this Agreement on hotel, travelling, entertainment and other similar items provided that the Executive produces to the Company all appropriate receipts or other satisfactory evidence of expenditure.

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12.    Laptop and Mobile Telephones

12.1.            The Company will reimburse to the Executive all business expenses reasonably and properly incurred in the performance of the Executive’s duties under this Agreement on hotel, travelling, entertainment and other similar items provided that the Executive produces to the Company all appropriate receipts or other satisfactory evidence of expenditure.

13.    Holidays

13.1            In this clause “holiday year” means the period from 1st January to 31st December in each year.

13.2            In addition to statutory bank and public holidays the Executive will be entitled to 24 working days’ paid holiday in each holiday year. The above excludes approximately 4 days taken for the Christmas period when the office is closed.

13.3            All holidays are to be taken at such times as may be approved by the CEO in advance.

13.4            The Executive will not be entitled to any pay in lieu of holiday except when employment terminates, and the Executive has not taken his accrued entitlement as at the Termination Date. On termination, the Executive’s holiday entitlement will be calculated pro-rata for each completed calendar month worked in that holiday year. Where the Executive’s employment is terminated because of misconduct or where the full contractual notice period is not given by the Executive, unused accrued holiday pay over the statutory minimum laid down by law will not be paid.

13.5            Where the Executive has taken more or less than his holiday entitlement in the holiday year in which the employment terminates, a proportionate adjustment will be made by way of addition to or deduction from as appropriate the Executive’s final gross salary calculated on a pro-rata basis.

13.6            The Executive may request time off for reasons other than holiday such as bereavement, jury service, unpaid leave, or attendance for examinations and in these circumstances should apply for permission for time off to the CEO and such permission will not be unreasonably withheld.

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14.    Absence from Work

14.1            If the Executive is absent from work due to illness injury or other incapacity the Executive must notify the CEO as soon as possible on the first day of absence that the Executive will be unable to attend. The Executive must then keep the CEO informed on a regular basis of his progress and when he expects to return to work.

14.2            If the Executive is absent from work due to illness or injury which continues for 3 or more consecutive days (including weekends) the Executive must provide the Company with a medical certificate and give or send it immediately to the Company. If absence is prolonged the Executive should continue to submit regular medical certificates, on a weekly basis, to cover the entire period of his absence and to keep the Company informed generally as to the Executive’s condition and the likely date of return to work.

14.3            Failure to comply with the above procedures may disqualify the Executive from receiving company sick pay.

14.4            The Company will be entitled, at its expense, to require the Executive to be examined by an independent medical practitioner of the Company’s choice at any time and the Executive agrees that the doctor carrying out the examination may disclose to and discuss with the Company the results of the examination.

14.5            Provided that the Executive has complied with the notification and certification procedures above, if the Executive is absent from duties as a result of illness or injury the Executive will be entitled to receive his basic salary for a maximum period of 6 (six) weeks in any period of 12 months to be discussed. Company sick pay will be reduced by the amount of any illness benefit payments recoverable by the Executive (whether or not recovered) in respect of illness or injury.

14.6            The Company reserves the right to withhold payments of salary and/or any other sum otherwise payable to the Executive under this Agreement in respect of any unauthorised absence from work. The Company may recover from the Executive (by deductions from salary or other sums payable to the Executive by the Company, or otherwise on terms acceptable to the Company) any sums paid to the Executive in respect of any unauthorised absence from work.

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14.7            If the Executive is absent from work due to an accident which occurred or a condition which was sustained either on or off duty any company sick pay received by the Executive from the Company in respect of the absence will be treated as a loan which the Executive must repay to the Company if the Executive recovers damages in respect of an injury, condition or absence from work.

15.    Obligations during Employment

15.1         During employment by the Company the Executive shall:

15.1.1.	abide by any relevant Company policy, rule or procedure which may be in force from time to time;

15.1.2.	not without the Company’s prior written consent hold any Material Interest (being more than 25% of voting control) in any company, business or organisation which:

15.1.2.1.	is in competition with the Company or the Group;

15.1.2.2.	impairs the Executive’s ability to act at all times in the best interests of the Company; or

15.1.2.3.	requires the Executive to disclose Confidential Information in order properly to discharge his duties to or further his interest in such person, firm, company, organisation or business;

15.1.3.	not divulge Confidential Information or obtain or seek to obtain any direct or indirect financial advantage from the disclosure of such information provided that this obligation not to divulge Confidential Information does not apply to disclosures made with the prior written consent of the Company or required by a Court Order;

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15.1.4.	not directly or indirectly receive or obtain in respect of any goods or services sold or purchased or other business transacted (whether or not by the Executive) by or on behalf of the Company any discount, rebate, commission or other inducement (whether in cash or in kind) which is not authorised by the Company’s rules or guidelines from time to time and if the Executive or any company, organisation or business in which the Executive holds any Material Interest shall obtain any such discount, rebate, commission or inducement the Executive shall immediately account to the Company for the amount the Executive or they receive;

15.1.5.	not introduce to any person, firm or company any business of any kind with which the Company for which the Executive has performed services under this Agreement is able to deal and not have any financial interest in, or derive any financial benefit from, contracts or transactions entered into by the Company with any third party, without first disclosing such interest or benefit to the Board and obtaining its written approval;

15.1.6.	not make any notes or memoranda relating to any matter within the scope of the business dealings or affairs of the Company otherwise than for the benefit of the Company or without the prior written consent of the Board to remove from the Company premises or copy or allow others to copy the contents of any document, disk, tape or other tangible items which contains any Confidential Information or which belongs to the Company;

if so requested by the Company delete all Confidential Information from any computer disks, tapes or other reusable material in the Executive’s possession or under the Executive’s control and destroy all other documents and tangible items in the Executive’s possession or under the Executive’s control which contain or refer to any Confidential Information;

15.1.7.	observe the provisions of and procure his spouse and children shall observe any code in relation to dealings in securities and such other codes, guidance or statements which have been or are adopted by the Board or which directors of the Company are required to observe by law or by any recognised stock exchange or other regulatory body or authority.

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16.    Termination of Employment

16.1.	For Cause. Notwithstanding any other provision contained in this Agreement, the Company may terminate this Agreement immediately, at any time, for Cause. For purposes of this Agreement, "Cause" shall mean any of the following: (i) the conviction of a felony, or a crime involving dishonesty or moral turpitude; (ii) fraud, misappropriation, or embezzlement; or (iii) willful failure or gross negligence in the performance of assigned duties, which failure or negligence continues for more than thirty (30) days following written notice of such failure or negligence. If your employment is terminated for Cause, this Agreement shall terminate and the Company will have no further obligation to you, except as otherwise provided by law.

16.2.	Without Cause. The Company may terminate this Agreement without Cause at any time by giving at least ninety (90) days' advance written notice to you. In the event of such termination, you will receive all outstanding Base Salary earned to the date of termination, and, if the Agreement is terminated within the Initial Term or any Renewal Term, a termination payment equal to five years of Base Salary (collectively defined as "Termination Payment").

16.3.	Change in Control. A Change in Control means (i) The acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 35% of the total combined voting power of the Company's then outstanding securities pursuant to a tender or exchange offer made directly to the Company's shareholders which the Board does not recommend such shareholders accept, or (iii) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization, or (iv) the sale, transfer or other disposition of all or substantially all of the Company's assets. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will

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16.4.	be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transactions

16.5.	If, at any time during the Term of this Agreement, the Company closes a Change in Control transaction, then this Agreement will automatically terminate and the Company shall pay you the Termination Payment and any unvested stock shall automatically become fully vested.

16.6.	By You for any reason. If you terminate this Agreement for any reason during the Term other than Good Reason, you must give ninety (90) days prior written notice. If you terminate this Agreement for any reason other than for Good Reason, this Agreement shall terminate and the Company will have no further obligation to you, except as otherwise provided by law.

16.7.	By You for Good Reason. You may terminate this Agreement for Good Reason, at any time, by giving at least ninety (90) days' advance written notice to Company. In the event of your termination of Agreement for Good Reason, you will be entitled to receive your Base Salary then in effect, prorated to the date of termination, and the Termination Payment, provided you: (a) comply with all surviving provisions of this Agreement; (b) execute a full general release, releasing all claims, known or unknown, that you may have against Company arising out of or in any way related to your services or termination of this Agreement with Company. All other Company obligations to you pursuant to this Agreement will become automatically terminated and completely extinguished. You will be deemed to have resigned for Good Reason in the following circumstances: (a) Company's material breach of this Agreement; (b) your position and/or duties are so materially modified that your duties are no longer consistent with the duties contained in this Agreement; or (c) your seat on the Board of Directors is eliminated.

17.    Restrictions on the Executive after Termination of Employment

The Executive will have no claim against the Company in respect of the termination of his employment under this Agreement in connection with the sale of the whole or a substantial part of the business or undertaking of the Company or on or by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction (whether or not by reason of insolvency) if the Executive is offered employment on no less favourable terms than those contained in this Agreement (apart from the identity of the employer) with any person, firm or company as a result of such sale or of such amalgamation or reconstruction.

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18.    Company Property

18.1.	Definitions

In this Clause 18 the following words and expressions have the following meanings:

Businesses

All and any commercial activities of the Company:

1.     With which the Executive shall have been concerned or involved to any material extent at any time during the Relevant Period; or

2.     which the Company shall at the Termination Date have determined to carry on with a view to profit in the foreseeable future and in relation to which the Executive shall at the Termination Date possess any confidential information

Critical Person	any person who was an employee, director or consultant employed or engaged by the Company at any time within the Relevant Period and with whom the Executive had direct or indirect contact or frequent dealings with or was responsible for and who by reason of such employment or engagement and in particular his seniority and the expertise or knowledge of trade secrets or Confidential Information of the Company or knowledge of or influence over the clients, customers or suppliers of the Company is likely to be able to assist or benefit the business in or proposing to be in competition with the Company ;

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Relevant Customer	Any person, firm or company who or which at any time during the Relevant Period is or was negotiating with, a client or customer of, or in the habit of dealing with, the Company for the sale or supply of Relevant Products or Services, and with whom the Executive had personal contact or dealings on behalf of the Businesses or of which the Executive had personal knowledge during the Relevant Period in the course of the Executive’s employment under this Agreement.
Relevant Products or Services	The period of 3 months immediately before the Termination Date.
Restricted Territory	Products or services which are of the same kind as or of a similar kind to our competitive with any products or services sold or supplied by the Company in the ordinary course of the Businesses within the Relevant Period and with which sale or supply the Secevutive was directly concerned or connected or of which the Executive had personal knowledge during the Relevant Period in the course of the Executive’s employment under this Agreement;
Restricted Territory	Any area where the Company carries on business during the Relevant Period.

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18.2.	Reasonableness of Restrictions

The Executive acknowledges that in the ordinary course of his employment the Executive will be exposed to Confidential Information and the Company’s, customers, suppliers and employees for the purposes of the Businesses. The Executive acknowledges that such Confidential Information and contact with customers, suppliers and employees may not be readily available to others engaged in a business similar to that of the Company or to the general public and that a disclosure of Confidential Information and or contact with customers, suppliers and/or employees as set out in Clause 18.5 will be liable to cause significant harm to the Company. The Executive agrees that the provisions of this Clause 18 are necessary and reasonable to protect the legitimate interests of the Company and customers.

18.3.	Confidential Information

After the termination of employment for whatever reason the Executive will not at any time and in any manner use or divulge or communicate to any person, firm, company or other organisation any Confidential Information except if such disclosure is with the prior written consent of the Company or required by a Court Order.

18.4.	Non-Competition

The Executive agrees that he will not, without the prior written consent of the Company, directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as principal, shareholder, director, executive, employee, agent, consultant, independent contractor, partner or otherwise for a period of 6 months from the Termination Date (so long as this does not restrict the Executive from employment or other similar arrangements in the absence of income):

18.4.1.	be engaged, concerned or interested in, or provide technical, commercial, or professional advice to, any other business which supplies Relevant Products or Services in competition with the Company in the Restricted Territory; be engaged, concerned or interested in any business which at any time during the Relevant Period has supplied Relevant Products or Services to the Company or is or was at any time during the Relevant Period a Relevant Customer if such engagement, concern or interest causes or would cause a supplier to cease or materially reduce its supplies to the Company or the Relevant Customer to cease or materially reduce its orders or contracts with the Company;

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18.4.2.	hold any Material Interest in any company which requires or might reasonably be thought by the Company to require the Executive to disclose or make use of any Confidential Information in order to properly discharge his duties or to further the Executive’s interest in such person, firm or company.

18.5.	Non-Solicitation/Dealing/Poaching/Interference

18.5.1.	The Executive agrees that he will not, without the prior written consent of the Company, directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as principal, shareholder, director, executive or employee.

18.5.1.1.	for a period of 12 months from the Termination Date so as to canvass, solicit or approach or cause to be canvassed, solicited or approached any Relevant Customer for the sale or supply of Relevant Products or Services or endeavour to do so;

18.5.1.2.	for a period of 12 months from the Termination Date in connection with any business in or proposing to be in competition with the Company, solicit, induce or entice away from the Company, employ, seek to employ, engage or appoint or in any way cause to be employed, engaged or appointed a Critical Person, whether or not such a person would commit any breach of his/her contract of employment or engagement by leaving the service of the Company;

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18.5.1.3.	at any time after the Termination Date use in connection with any business any name which includes the name of the Company.

18.5.1.4.	for a period of 6 months from the Termination Date interfere with the continuance of supplies to the Company from any suppliers who have been supplying materials or services to the Company at any time during the Relevant Period and with whom the Executive has had personal contact.

18.6.	Each covenant contained in Clauses 18 shall be construed as a separate covenant and, if one or more of the covenants is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining covenants shall continue to bind the Executive.

18.7.	If the Executive applies for or is offered new employment, or a new engagement, before entering into any related contract the Executive will bring the terms of this Agreement to the attention of the third party proposing, directly or indirectly, to appoint or engage the Executive.

18.8.	The Executive’s obligations pursuant to such clause will constitute a separate and distinct covenant and the invalidity or enforceability of any such covenant shall not affect the validity or enforceability of the covenants.

19.    Intellectual Property

19.1.	On request and in any event of the termination of his employment, the Executive will immediately return to the Company all originals and copies of all documents, computer disks and tapes and other tangible items in the Executive’s possession or under the Executive’s control which belong to the Company or the Group and/or which contain or refer to any Confidential Information or which in any other way relate or belong to the Company or the Group.

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20.    Disciplinary and Grievance Procedures and Suspension

20.1.	All present and future copyright, know-how, rights to prevent unauthorised extraction and other intellectual property rights in any product or work developed or partly developed by the Executive during the course of the employment with the Company shall remain the sole and exclusive property of the Company and this Agreement does not purport to grant, assign or transfer any rights in such products or works to the Executive.

21.    Deductions

21.1.	The statutory provisions relating to disciplinary procedures in place from time to time are applicable to the employment. The Company has a disciplinary procedure, a copy of which is available on request from the Company and published in the Company handbook. The disciplinary procedure is not incorporated by reference to this Agreement and does not form part of it.

21.2.	The statutory provisions relating to grievance procedures in place from time to time are applicable to the employment. If the Executive has a grievance in relation to the employment or is dissatisfied with a disciplinary decision against the Executive, the Executive may apply in writing to the Board in the first instance.

21.3.	The Company is entitled (without prejudice to its rights consequently to terminate this Agreement on the same or any other ground) to suspend the Executive on full pay on good cause for so long as may be reasonably necessary to carry out any investigation, including, but not limited to, any investigation under the disciplinary procedure and hold a disciplinary hearing and may require the Executive during such period:

21.3.1.	not to enter any premises of the Company and;

21.3.2.	to abstain from contacting any customers, suppliers or employees of the Company;

provided that the Executive shall not be employed by or provide services to any third party during the period for which he is suspended.

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22.    Data Protection

The Executive authorises the Company to deduct from his remuneration (including salary, pay in lieu of notice, commission, bonus, holiday pay and company sick pay) at any time during the employment or in any event on termination of employment any monies owed by the Executive to the Company or any Group company.

23.    Notices

23.1.	The Executive gives the Company permission to collect, retain and process information about him, including but not limited to details of his date of birth, sex and ethnic origin. The Company warrants that this information will only be used in order that the Company can monitor its compliance with the law and best practice in terms of equal opportunities and non-discrimination.

23.2.	Should the Executive’s personal circumstances change such as to render out the of date the information held by the Company, he should notify the Company immediately.

24.    Previous Agreements

24.1.	Any notice given under this Agreement shall be in writing and shall be served on the party (in the case of the Executive) at the above address or any other address notified by the Executive to the Company or (in the case of the Parent) at its registered office.

24.2.	Any notice shall be taken to have been received on the date and time of its actual receipt except that if correctly addressed and stamped and sent by registered post.

25.    Guarantee

25.1.	This Agreement constitutes the whole and only entire agreement between the parties in relation to the Executive’s employment with the Company and supersedes and extinguishes any prior drafts, previous agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties relating to the Executive’s employment with the Company.

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25.2.	The Parties acknowledge that they have no outstanding claim against each other.

25.3.	This Agreement supersedes any conflicting terms in the Parent’s employee handbook.

26.    Warranty

26.1.	In consideration of the Executive providing his services to the Company, (which the Parent acknowledges is of benefit to it) and for other good and valuable consideration, the receipt and adequacy of which is acknowledged by the Parent, the Parent undertakes to procure the delivery of all matters relating to this Agreement as they relate to the Parent, and furthermore the Parent acknowledges and irrevocably guarantees the contractual commitments of the Company under this Agreement. If the Company is incapable of providing any or all payments, benefits, and/or remuneration provided for under this Agreement (howsoever described herein), the Parent shall be liable to the Executive for the same.

27.    Collective agreements

27.1.	The Executive warrants to the Company that by virtue of entering into this Agreement the Executive will not be in breach of any express or implied terms of any contract with or any unresolvable obligation to any third-party binding upon the Executive.

28.    Law and jurisdiction

28.1.	There are no collective agreements in place which affect the Executive’s employment with the Company.

29.    Amendment

29.1.	The Agreement will be governed by and interpreted in accordance with Irish law and the parties irrevocably agree to submit to the jurisdiction of the Irish courts over any claim or matter or to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any proceedings may be brought in such courts.

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30.    Execution and Delivery

30.1.	All changes to this Agreement (other than an increase in salary) must be agreed between the Company and the Executive in writing.

31.    Execution and Delivery

This Agreement may be executed by the parties hereto on separate counterparts, each of which when executed, shall constitute the original and all such counterparts together constitute but one and the same instrument.

The parties agree and consent to the signing of this Agreement by electronic signature (whatever form the electronic signature takes) and that this method of signature is as conclusive of the intention of the parties to be bound by this Agreement as if signed by each party’s manuscript signature.

This Agreement is sent to you in duplicate. If you agree with the terms and conditions of your employment, I would be obliged if you could sign the attached copy and return it to me as soon as possible. Please also initial each individual page of this Agreement to demonstrate that you have read and understood the content.

Yours sincerely,

/s/ John Thomas

John Thomas, Board Director
Date: 22 December 2023

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I, Vincent Browne, acknowledge receipt of this Agreement and I confirm that I have read, understand and accept the terms and conditions set out herein.

/s/ Vincent Browne

Vincent Browne
Executive
Date:

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